UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K/A
(Amendment No. 1)
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2014

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WESTMORELAND COAL COMPANY
(Exact Name of Registrant as Specified in Charter)
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Delaware	001-11155	23-1128670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9540 South Maroon Circle, Suite 200 Englewood, CO	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (855) 922-6463

_______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2014, the Board of Westmoreland Coal Company (the “Company”) appointed Mr. Keith E. Alessi an officer of the Company with the title of Executive Chairman.  Mr. Alessi, age 59, has held several different positions with Westmoreland since 2007, including President, Chief Executive Officer and other various interim roles.  Beginning in April 2013, Mr. Alessi assumed the Executive Chairman position on the Board concentrating on strategic issues, acquisitions and capital opportunities.  In order to take full advantage of Mr. Alessi’s depth of experience, he has shifted to an employee role in Edmonton, Alberta, to facilitate an efficient transition of the Sherritt business into Westmoreland.

For the bulk of the past seven years, Mr. Alessi has led the Company as its President and CEO, including guiding the Company’s acquisition of the Kemmerer Mine from Chevron in 2012.  Prior to joining the Company, Mr. Alessi had served as a senior executive officer for over 30 years at a number of public companies.  Mr. Alessi currently serves as a member of the board of directors of MWI Veterinary Supply, Inc. and has served as a director on numerous public company boards over the past 30 years.  Mr. Alessi has a MBA from the University of Michigan and a BS from Wayne State University.  He is also a Certified Public Accountant.  There are no arrangements or understandings between Mr. Alessi and any other persons pursuant to which he was selected as Executive Chairman.  There are also no family relationships between Mr. Alessi and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On January 27, 2014, the Compensation and Benefits Committee recommended to the Board a compensation package for Mr. Alessi as Executive Chairman, which the Board approved. The compensation package for Mr. Alessi will be $750,000 base salary, 100% of base salary for AIP target, and 150% of base salary for LTIP target.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: January 30, 2014	By:	/s/ Jennifer S. Grafton
Jennifer S. Grafton General Counsel and Secretary